                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                   FORM 8-K/A
                                AMENDMENT NO. 1
                                       TO
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported)     July 15, 1996



                           CARAUSTAR INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in its Charter)





     North Carolina                  0-20646                   58-1388387
- ----------------------------  ------------------------    ----------------------
(State or Other Jurisdiction  (Commission File Number)       (I.R.S. Employer
     of Incorporation)                                      Identification No.)



                             3100 Washington Street
                            Austell, Georgia  30001
                   -----------------------------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (770) 948-3101
             -----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
           ----------------------------------------------------------
             (Former name or address, if changed from last report)

Item 7.  Financial Statements and Exhibits.

     (a) Financial Statements

         Filed herewith are the financial statements and pro forma financial information required to be filed by Item 7 of Form 8-K in connection with the Company's entry into a joint venture with Tenneco Packaging Inc. ("TPI"), a wholly-owned subsidiary of Tenneco, Inc., pursuant to a Contribution Agreement and a Partnership Agreement dated as of June 21, 1996 by and between the Company and TPI, as reported in the Current Report on Form 8-K filed with the Commission on July 29, 1996 to which this Amendment No. 1 relates.

     (a) Combined Financial Statements of the Paperboard Mill Group of TPI:

         REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

         COMBINED STATEMENTS OF ASSETS, LIABILITIES AND
             INTERDIVISION ACCOUNT
             As of December 31, 1995 and 1994
         COMBINED STATEMENTS OF REVENUES, EXPENSES AND
             INTERDIVISION ACCOUNT
             For the Years Ended December 31, 1995 and 1994
         COMBINED STATEMENTS OF CASH FLOWS
             For the years Ended December 31, 1995 and 1994
         NOTES TO COMBINED FINANCIAL STATEMENTS

     (b) Combined Financial Statements of Paperboard Mill Group of TPI

         COMBINED STATEMENTS OF ASSETS, LIABILITIES AND INTERDIVISION ACCOUNT
             as of June 30, 1996 (unaudited) and December 31, 1995
         COMBINED STATEMENTS OF REVENUES, EXPENSES, AND INTERDIVISION ACCOUNT
             For the six months ended June 30, 1996 (unaudited) and the year ended December 31, 1995
         COMBINED STATEMENTS OF CASH FLOWS
             For the six months ended June 30, 1996 (unaudited) and the year ended December 31, 1995

     (c) Pro Forma Condensed Consolidated Financial Statements:

         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
             As of June 30, 1996 (unaudited)
         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
             For the Year Ended December 31, 1995 (Unaudited)
         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
             For the Six Months Ended June 30, 1996 (Unaudited)
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     (d) Exhibits


         Exhibit 23.1  Consent of Arthur Andersen LLP

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 20, 1996

                                CARAUSTAR INDUSTRIES, INC.


                                By:  /s/ H. Lee Thrash, III
                                     ------------------------------------------
                                     H. Lee Thrash, III
                                     Vice President and Chief Financial Officer

                            PAPERBOARD MILL GROUP,
                     A DIVISION OF TENNECO PACKAGING INC.
         (FORMERLY PACKAGING CORPORATION OF AMERICA AND SUBSIDIARIES)


                        COMBINED FINANCIAL STATEMENTS
                       AS OF DECEMBER 31, 1995 AND 1994
                        TOGETHER WITH AUDITORS' REPORT

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors of
Tenneco Packaging Inc.:



We have audited the accompanying combined statements of assets, liabilities and interdivision account of PAPERBOARD MILL GROUP (a division of Tenneco Packaging Inc., which is a Delaware corporation and a wholly owned subsidiary of Tenneco Inc.) (the "Group") as of December 31, 1995 and 1994, and the related combined statements of revenues, expenses and interdivision account and cash flows for each of the two years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Paperboard Mill Group as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN, LLP


Chicago, Illinois
August 12, 1996

                            PAPERBOARD MILL GROUP
                      A DIVISION OF TENNECO PACKAGING INC.
          (FORMERLY PACKAGING CORPORATION OF AMERICA AND SUBSIDIARIES)



                 COMBINED STATEMENTS OF ASSETS, LIABILITIES AND
                             INTERDIVISION ACCOUNT

                        AS OF DECEMBER 31, 1995 AND 1994

                      ASSETS                                                   1995           1994
- ----------------------------------------------------                      ------------   ------------
CURRENT ASSETS:
  Cash                                                                    $     23,300   $     18,850
  Accounts receivable (net of allowance for doubtful
    accounts of approximately $134,000 in 1995 and
    $144,000 in 1994)                                                          413,171        473,731
  Inventories, net                                                           7,751,087      8,272,882
  Prepaid expenses                                                             240,394          7,304
                                                                          ------------   ------------
               Total current assets                                          8,427,952      8,772,767
                                                                          ------------   ------------

PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land and buildings                                                        15,284,701     14,386,628
  Machinery and equipment                                                   78,964,361     66,591,333
  Construction in progress                                                   5,036,016      8,292,996
  Less - Reserves for depreciation                                         (52,481,922)   (48,312,527)
                                                                          ------------   ------------
                Property, plant and equipment, net                          46,803,156     40,958,430
                                                                          ------------   ------------

PREPAID PENSION ASSET                                                        5,563,706      2,472,356
                                                                          ------------   ------------
                                                                          $ 60,794,814   $ 52,203,553
                                                                          ============   ============

         LIABILITIES AND INTERDIVISION ACCOUNT
- ----------------------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                        $  6,145,604   $  7,090,967
  Other accrued liabilities                                                  3,181,279      3,567,841
                                                                          ------------   ------------
                Total current liabilities                                    9,326,883     10,658,808

OTHER LONG-TERM LIABILITIES                                                  4,669,697      4,404,760

INTERDIVISION ACCOUNT                                                       46,798,234     37,139,985
                                                                          ------------   ------------
                                                                          $ 60,794,814   $ 52,203,553
                                                                          ============   ============

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             PAPERBOARD MILL GROUP
                      A DIVISION OF TENNECO PACKAGING INC.
          (FORMERLY PACKAGING CORPORATION OF AMERICA AND SUBSIDIARIES)



                 COMBINED STATEMENTS OF REVENUES, EXPENSES AND
                             INTERDIVISION ACCOUNT

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                           1995           1994
                                                       ------------   ------------
NET SALES                                              $165,211,516   $132,084,582

COST OF SALES                                           146,394,562    110,910,612
                                                       ------------   ------------
            Gross profit                                 18,816,954     21,173,970

SELLING AND ADMINISTRATIVE EXPENSES                       7,142,495      6,460,187

OTHER EXPENSES, net                                          60,071        683,930
                                                       ------------   ------------
            Income excluding taxes and interest          11,614,388     14,029,853



INTERDIVISION ACCOUNT, beginning of period               37,139,985     33,995,748


INTERDIVISION ACCOUNT ACTIVITY, net                      (1,956,139)   (10,885,616)
                                                       ------------   ------------

INTERDIVISION ACCOUNT, end of period                   $ 46,798,234   $ 37,139,985
                                                       ============   ============

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             PAPERBOARD MILL GROUP
                      A DIVISION OF TENNECO PACKAGING INC.
          (FORMERLY PACKAGING CORPORATION OF AMERICA AND SUBSIDIARIES)



                       COMBINED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                           1995             1994
                                                                        ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income excluding taxes and interest                                   $ 11,614,388     $ 14,029,853
                                                                        ------------     ------------
  Adjustments to reconcile income excluding taxes
    and interest to net cash provided by operating activities-
      Depreciation and amortization                                        6,334,771        5,293,982
      Loss on disposal of property, plant and equipment                      333,358                0
      Cash effect of-
        (Increase) decrease in receivables                                 2,694,412       (2,254,075)
        (Increase) decrease in inventories                                   521,795       (2,599,517)
        (Increase) decrease in other assets                               (3,324,440)         580,235
        Increase (decrease) in accounts payable                             (945,363)       2,639,965
        Increase (decrease) in other liabilities                            (121,625)       1,168,580
                                                                        ------------     ------------
              Net cash provided by operating activities                   17,107,296       18,859,023
                                                                        ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                   (12,621,629)      (9,765,173)
  Proceeds from sale of property, plant and equipment                        108,774                0
                                                                        ------------     ------------
              Net cash used in investing activities                      (12,512,855)      (9,765,173)
                                                                        ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in factored receivables                             (2,633,852)       1,794,766
  Decrease in interdivision account                                       (1,956,139)     (10,885,616)
                                                                        ------------     ------------
              Net cash used in financing activities                       (4,589,991)      (9,090,850)
                                                                        ------------     ------------

NET CHANGE IN CASH                                                             4,450            3,000

CASH, beginning of year                                                       18,850           15,850
                                                                        ------------     ------------
CASH, end of year                                                       $     23,300     $     18,850
                                                                        ============     ============

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             PAPERBOARD MILL GROUP
                      A DIVISION OF TENNECO PACKAGING INC.
          (FORMERLY PACKAGING CORPORATION OF AMERICA AND SUBSIDIARIES)



                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

1. BUSINESS DESCRIPTION

   The Paperboard Mill Group (the "Group") is a division of Tenneco Packaging Inc. ("Packaging") which is, in turn, a subsidiary of Tenneco Inc. ("Tenneco"). The Group manufactures, markets and distributes recycled paperboard. Its products are sold primarily in North America to a wide variety of customers that serve both national and local markets. The Group's sales to other Packaging plants account for 25% and 20% of net sales for the years ended December 31, 1995 and 1994, respectively.

   The Group consists of two mills, located in Rittman, Ohio, and Tama, Iowa, along with a recycling center located in Cleveland, Ohio, and a recycled paperboard brokerage business located at the Rittman, Ohio, mill.

   As a result of the Group's relationship with Packaging, the combined statements of assets, liabilities and interdivision account and revenues, expenses and interdivision account are not necessarily indicative of what actually would have occurred had the Group been a stand-alone entity. Additionally, these financial statements are not necessarily indicative of the future financial position or results of operations of the Group.

2. SUMMARY OF ACCOUNTING POLICIES

   BASIS OF PRESENTATION

   The accompanying financial statements include the assets, selected liabilities, revenues and operating expenses of the Group. As discussed further in Note 2 below, certain liabilities and expenses, including interest and income taxes, are maintained and accounted for by Packaging and are not allocated to the Group. All significant intragroup accounts and transactions have been eliminated.

   ACCOUNTS RECEIVABLE

   A substantial portion of the Group's trade accounts receivable are sold by Packaging, generally with recourse, to Tenneco Credit Corporation, a Tenneco subsidiary. Expenses relating to cash discounts, credit losses, pricing adjustments and other allowances on these factored receivables are accrued by and charged to the Group. The discount on the sale of receivables is not allocated by Packaging to the Group. The amount of trade accounts receivable sold was approximately $6,197,000 and $8,830,000 at December 31, 1995 and 1994, respectively.

   INVENTORIES

   Inventories for raw materials and finished goods are valued using the last-in, first-out (LIFO) cost method and include material, labor and manufacturing-related overhead costs. Supplies and spare parts inventories are valued using a moving average cost. All inventories are stated at the lower of cost or market.

   PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are recorded at cost. Interest costs relating to construction in progress are capitalized based upon the total amount of interest cost (including interest costs on notes payable to Tenneco) incurred by Packaging.

   The amount of interest capitalized related to construction in progress at the Group was $85,959 and $17,536 for the years ended December 31, 1995 and 1994, respectively. As discussed below, debt and interest expense incurred by Packaging are not allocated to the Group.

   Depreciation is computed on the straight-line basis over the estimated useful lives of the related assets. The following useful lives are used for the various categories of assets:

         Buildings and land improvements        10 to 40 years
         Machinery and equipment                3 to 25 years
         Trucks and automobiles                 3 to 10 years
         Furniture and fixtures                 3 to 10 years

   Expenditures for repairs and maintenance are expensed as incurred.

   ENVIRONMENTAL LIABILITIES

   The estimated landfill closure and post-closure maintenance costs expected to be incurred upon and subsequent to the closing of existing operating landfill areas are accrued based on the landfill capacity used to date. Amounts are estimates using current technologies for closure and monitoring and are not discounted.

   The potential costs related to the Group for various environmental matters are uncertain due to such factors as the unknown magnitude of possible cleanup costs, the complexity and evolving nature of governmental laws and regulations and their interpretations, and the timing, varying costs and effectiveness of alternative cleanup technologies. Liabilities recorded by the Group for environmental contingencies are estimates of probable costs based upon available information and assumptions relating to the Group. Because of these uncertainties, however, the Group's estimates may change. The Group believes that any additional costs identified as further information becomes available would not have a material effect on the combined statements of assets, liabilities and interdivision account or revenues, expenses and interdivision account of the Group.

   INCOME TAXES

   As a division, the Group is not a taxable entity. The Group's operating results are included with Packaging (which, in turn, is included with Tenneco) for income tax reporting purposes.

   Packaging does not allocate income tax expense, income tax payables or deferred income taxes to the Group.

   STATEMENTS OF CASH FLOWS

   As a business unit of Packaging, the Group does not maintain separate cash accounts other than for petty cash. The Group's disbursements for payroll, capital projects, operating supplies and expenses are processed and funded by Packaging through centrally managed accounts. In addition, cash receipts from the collection of accounts receivable and the sales of assets are remitted directly to bank accounts controlled by Packaging. In this type of centrally managed cash system in which the cash receipts and disbursements of Packaging's various divisions are commingled, it is not feasible to segregate cash received from Packaging (e.g., as financing for the business) from cash transmitted to Packaging (e.g., as a distribution). Accordingly, the net effect of these cash transactions with Packaging are presented as a single line item within the financing section of the cash flow statements. Similarly, the reconciliation of the interdivision account presents the net transfer of funds between Packaging and the Group as a single line item.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CHANGE IN ACCOUNTING PRINCIPLES

   The Group will adopt Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1996. SFAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard will not have a significant effect on the Group's combined statement of assets, liabilities and interdivision account or revenues, expenses and interdivision account.

3. PENSION AND OTHER BENEFIT PLANS

   Substantially all of the Group's salaried and hourly employers are covered by retirement plans sponsored by Packaging and Tenneco. Benefits generally are based on years of service and, for most salaried employees, on final average compensation. Packaging's funding policies are to contribute to the plans, at a minimum, amounts necessary to satisfy the funding requirements of federal laws and regulations. The assets of the plans consist principally of listed equity and fixed and variable income securities, including Tenneco Inc. common stock.

   The Group's eligible salaried employees participate in the Tenneco Inc. Retirement Plan (the "Retirement Plan"), a defined benefit plan, along with other Tenneco divisions and subsidiaries. The pension expense allocated to the Group for this plan was $90,292 and $68,822 for the years ended December 31, 1995 and 1994, respectively. As this plan is overfunded, $43,098 and $133,390 of the related prepaid pension costs have been allocated to the Group for 1995 and 1994, respectively, based on the number of salaried employees in the Group.

   The Group's eligible hourly employees participate in the Packaging Corporation of America Hourly-Rated Employees Pension Plan, also a defined benefit plan, along with other Packaging divisions. The net pension income allocated to the Group for this plan was $2,592 and $44,858 for the years ended December 31, 1995 and 1994, respectively. This plan is overfunded and a portion of the related pension asset, $5,520,608 and $2,338,966 for December 31, 1995 and 1994, respectively, has been allocated to the Group.

   Allocated net pension income for the Group's defined benefit plans, excluding the Retirement Plan, consists of the following components:

                                                                    FOR THE YEAR ENDED
                                                                        DECEMBER 31
                                                                 -------------------------
                                                                     1995          1994
                                                                 -----------    ----------
      Service cost--benefits earned during the year              $ (285,915)    $ (241,814)
      Interest cost on projected benefit obligations             (1,526,607)    (1,193,784)
      Expected return on plan assets                              2,047,153      1,632,209
      Amortization of-
        Transition liability                                       (119,005)      (104,061)
        Prior service cost                                         (113,034)       (47,692)
                                                                 ----------     ----------
                    Subtotal                                       (232,039)      (151,753)
                                                                 ----------     ----------
                    Net pension income                           $    2,592     $   44,858
                                                                 ==========     ==========

   The funded status of the Group's allocation of defined benefit plans, excluding the Retirement Plan, reconciles with amounts recognized in the statements of assets and liabilities and interdivision account as follows (in thousands):

                                                                  1995           1994
                                                              -------------  ------------
      Actuarial present value at September 30-
        Vested benefit obligation                             $(19,284,134)  $(15,702,683)
        Accumulated benefit obligation                         (20,607,434)   (16,731,979)
                                                              ============   ============
      Projected benefit obligation                            $(20,607,434)  $(16,731,979)
      Plan assets at fair value at September 30                 23,031,595     16,694,864
      Contributions during fourth quarter                          474,243        983,116
      Unrecognized transition liability                            832,619        832,656
      Unrecognized net loss (gain)                                 183,600        (29,455)
      Unrecognized prior service cost                            1,605,985        589,764
                                                              ------------   ------------
                  Prepaid pension cost at
                    December 31                               $  5,520,608   $  2,338,966
                                                              ============   ============

   The weighted average discount rate used in determining the actuarial present value of the benefit obligations was 7.75% and 8.25% for the years ended December 31, 1995 and 1994, respectively. The rate of increase in future compensation levels assumed (for plans with pay-related benefits) was 5% in 1995 and 6% in 1994. The weighted average expected long-term rate of return on plan assets was 10% for both 1995 and 1994.

   On June 1, 1992, Tenneco initiated an Employee Stock Purchase Plan. The plan allows U.S. employees of the Group to purchase Tenneco Inc. common stock through payroll deductions at a 15% discount.


4. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

   In addition to providing pension benefits, the Group provides certain health care and life insurance benefits for retired employees. A substantial number of the Group's employees may become eligible for such benefits if they reach normal retirement age while working for the Group.

                                                                      1995          1994
                                                                  ------------  ------------
      Actuarial present value at September 30-
        Accumulated postretirement benefit obligation-
          Retirees and beneficiaries                              $(1,388,798)  $(1,251,324)
          Fully eligible active plan participants                    (534,000)     (482,846)
          Other active plan participants                             (686,491)     (518,155)
                                                                  -----------   -----------
                      Total                                        (2,609,289)   (2,252,325)

        Plan assets at fair value at September 30                           0             0
        Funded status                                              (2,609,289)   (2,252,325)
        Claims paid during the fourth quarter                          61,377        60,849
        Unrecognized prior service cost                               (85,240)     (118,769)
        Unrecognized net gain                                        (736,545)     (794,515)
                                                                  -----------   -----------
      Accrued postretirement benefit cost at December 31          $(3,369,697)  $(3,104,760)
                                                                  ===========   ===========

   The net periodic postretirement benefit costs from operations for the years 1995 and 1994 consist of the following components:

                                                             1995        1994
                                                           --------    --------
      Service cost                                         $ 49,781    $ 54,969
      Interest cost                                         196,276     187,405
      Amortization of net gain                              (54,499)    (19,926)
      Amortization of prior service cost                    (22,752)    (25,023)
                                                           --------    --------
                   Net periodic postretirement
                     benefit cost                          $168,806    $197,425
                                                           ========    ========

   The weighted average assumed health care cost trend rate used in determining the 1995 accumulated postretirement benefit obligation was 7.0% in 1995 declining to 5.0% in 1997 and remaining at that level thereafter. The weighted average assumed health care cost trend rate used in determining the 1994 accumulated postretirement benefit obligation was 8.0% in 1994 declining to 5.0% in 1997 and remaining at that level thereafter.

   Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1995 and 1994, by approximately $218,552 and $181,832, respectively, and would increase the net postretirement benefit cost for 1995 and 1994 by approximately $23,473 and $17,866, respectively.

   The discount rates (which are based on long-term market rates) used in determining the 1995 and 1994 accumulated postretirement benefit obligations were 7.75% and 8.25%, respectively.

   SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you go" basis, was adopted by Packaging effective January 1, 1994. This has been allocated to the Group through an allocation based on number of employees. The Group has recorded liabilities for SFAS No. 112 of $73,237 and $49,119, as of December 31, 1995 and 1994,
   respectively.

5. STATEMENTS OF ASSETS AND LIABILITIES DETAIL

   INVENTORIES

   The components of inventories as of December 31, 1995 and 1994, are as follows:

                                                       1995          1994
                                                   -----------   -----------
            Raw materials                          $ 1,991,961   $ 2,120,606
            Finished goods                           2,258,808     2,197,390
            Supplies and spare parts                 5,030,296     5,195,048
                                                   -----------   -----------
                    Inventory, gross                 9,281,065     9,513,044

            Excess of FIFO over LIFO cost           (1,529,978)   (1,240,162)
                                                   -----------   -----------
                    Inventory, net                 $ 7,751,087   $ 8,272,882
                                                   ===========   ===========

   OTHER ACCRUED LIABILITIES

   The components of the other accrued liabilities include:

                                                             1995        1994
                                                          ----------  ----------
                Workers' compensation and
                  general liability                       $1,564,084  $1,637,708
                Other                                      1,617,195   1,930,133
                                                          ----------  ----------
                               Total                      $3,181,279  $3,567,841
                                                          ==========  ==========

   OTHER LONG-TERM LIABILITIES

   The components of the other long-term liabilities include:

                                                     1995        1994
                                                  ----------  ----------

            Postretirement benefit liability      $3,369,697  $3,104,760
            Environmental reserves                 1,300,000   1,300,000
                                                  ----------  ----------
                        Total                     $4,669,697  $4,404,760
                                                  ==========  ==========

6. RELATED-PARTY TRANSACTIONS

   FUNDING OF CASH REQUIREMENTS

   As discussed in Note 2, Packaging provides centralized treasury functions and financing for the Group including funding of its cash requirements for processing of accounts payable and payroll requirements.

   MANAGEMENT FEES TO PACKAGING

   Packaging provides various services to the Group, including legal, human resources, data processing systems support, training, finance and treasury, public relations and insurance management. Packaging does not allocate these expenses the Group.

   INSURANCE

   The Group is self-insured for medical benefits and workers' compensation. Expenses related to workers' compensation, health care claims for hourly and salaried workers and postretirement health care benefits for hourly and salaried workers are determined by Packaging and are allocated to the Group. The Group incurred charges of $2,127,078 and $2,525,993 in 1995 and 1994, respectively, for medical benefits and $673,318 and $618,602 in 1995 and 1994, respectively, for workers' compensation.

7. COMMITMENTS AND CONTINGENCIES

   The Group had authorized capital expenditures of approximately $4,016,000 as of December 31, 1995, in connection with the expansion and replacement of existing facilities.

   The Group is involved in various legal proceedings and litigation arising in the ordinary course of business. In the opinion of the Group's management and legal counsel, the outcome of such proceedings and litigation will not materially affect the Group's financial position or results of operations.

8. LEASES

   The Group leases various machine and office equipment under operating lease agreements with terms ranging from one month to five years. Certain of the lease agreements provide for renewal and purchase options. Rental expense for operating leases included in operating income was $226,340 and $202,812 for the years ended December 31, 1995 and 1994, respectively. Future minimum rental payments under noncancelable leases with remaining lease terms in excess of one year for the years ended December 31 are as follows:

                               1996                 $  359,456
                               1997                    286,870
                               1998                    250,559
                               1999                    212,601
                               2000                     78,485
                                                    ----------
                                     Total          $1,187,971
                                                    ==========

9. SUBSEQUENT EVENT

   In June, 1996, Tenneco Packaging and Caraustar Industries entered into a joint venture arrangement in which Tenneco Packaging contributed certain assets and liabilities of the Group in exchange for $115 million in cash and a 20% equity interest in the joint venture.

                             PAPERBOARD MILL GROUP

                      A DIVISION OF TENNECO PACKAGING INC.


                   COMBINED STATEMENTS OF ASSETS, LIABILITIES

                           AND INTERDIVISION ACCOUNT

                   AS OF DECEMBER 31, 1995 AND JUNE 30, 1996



                                     ASSETS

                                                                                    1995             1996
                                                                                -----------       -----------
                                                                                                  (Unaudited)
CURRENT ASSETS:
  Cash                                                                          $    23,300       $    20,300
  Accounts receivable, net                                                          413,171         8,222,876
  Inventories, net                                                                7,751,087         8,529,463
  Prepaid expense                                                                   240,394         1,782,340
                                                                                -----------       -----------
      Total current assets                                                        8,427,952        18,554,979

PROPERTY, PLANT, AND EQUIPMENT, NET                                              46,803,156        47,519,903

PREPAID PENSION ASSET                                                             5,563,706         5,563,706
                                                                                -----------       -----------
                                                                                $60,794,814       $71,638,588
                                                                                ===========       ===========

                                    LIABILITIES AND INTERDIVISION ACCOUNT

CURRENT LIABILITIES:
  Accounts payable                                                              $ 6,145,604       $ 4,933,925
  Other accrued liabilities                                                       3,181,279         3,474,597
                                                                                -----------       -----------
      Total current liabilities                                                   9,326,883         8,408,522

OTHER LONG-TERM LIABILITIES                                                       4,669,697         4,669,697

INTERDIVISION ACCOUNT                                                            46,798,234        58,560,369
                                                                                -----------       -----------
                                                                                $60,794,814       $71,638,588
                                                                                ===========       ===========



   The financial statements and accompanying notes of Paperboard Mill Group as of December 31, 1995 and 1994 should be read in conjunction with these combined statements.

                             PAPERBOARD MILL GROUP

                      A DIVISION OF TENNECO PACKAGING INC.


                   COMBINED STATEMENTS OF REVENUES, EXPENSES

                           AND INTERDIVISION ACCOUNT

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                     AND THE SIX MONTHS ENDED JUNE 30, 1996





                                                                                    1995             1996
                                                                                ------------      -----------
                                                                                                  (Unaudited)
NET SALES                                                                       $165,211,516      $59,861,731

COST OF SALES                                                                    146,394,562       51,143,133
                                                                                ------------      -----------
      Gross profit                                                                18,816,954        8,718,598

SELLING AND ADMINISTRATIVE EXPENSES                                                7,142,495        2,445,550

OTHER EXPENSES, NET                                                                   60,071                0
                                                                                ------------      -----------
      Income excluding taxes and interest                                         11,614,388        6,273,048

INTERDIVISION ACCOUNT, BEGINNING OF PERIOD                                        37,139,985       46,798,234
INTERDIVISION ACCOUNT ACTIVITY, NET                                               (1,956,139)       5,489,087
                                                                                ------------      -----------
INTERDIVISION ACCOUNT, END OF PERIOD                                            $ 46,798,234      $58,560,369
                                                                                ============      ===========



  The financial statements and accompanying notes of Paperboard Mill Group as of December 31, 1995 and 1994 should be read in conjunction with these combined statements.

                             PAPERBOARD MILL GROUP

                      A DIVISION OF TENNECO PACKAGING INC.


                       COMBINED STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                     AND THE SIX MONTHS ENDED JUNE 30, 1996



                                                                                    1995             1996
                                                                                -----------      -----------
                                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income excluding taxes and interest                                           $11,614,388       $6,273,048
  Adjustments to reconcile income to net cash provided by (used in)
    operating activities:
      Depreciation and amortization                                               6,334,771        2,733,458
      Loss on disposal of property, plant, and equipment                            333,358                0
      Cash effect of changes in operating assets and liabilities:
        Receivables                                                               2,694,412       (7,809,705)
        Inventories                                                                 521,795         (778,376)
        Other assets                                                             (3,324,440)      (1,541,946)
        Accounts payable                                                           (945,363)      (1,211,679)
        Other liabilities                                                          (121,625)         293,318
                                                                                -----------       ----------
          Net cash provided by (used in) operating activities                    17,107,296       (2,041,882)
                                                                                -----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                          (12,621,629)      (3,450,205)
  Proceeds from sale of property, plant, and equipment                              108,774                0
                                                                                -----------       ----------
          Net cash used in investing activities                                 (12,512,855)      (3,450,205)
                                                                                -----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in factored receivables                                               (2,633,852)               0
  (Decrease) increase in interdivision account                                   (1,956,139)       5,489,087
                                                                                -----------       ----------
          Net cash (used in) provided by financing activities                    (4,589,991)       5,489,087
                                                                                -----------       ----------
NET CHANGE IN CASH                                                                    4,450           (3,000)

CASH, BEGINNING OF PERIOD                                                            18,850           23,300
                                                                                -----------       ----------
CASH, END OF PERIOD                                                             $    23,300       $   20,300
                                                                                ===========       ==========




   The accompanying notes are an integral part of these combined statements.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)



The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1996, and the unaudited pro forma condensed consolidated statement of income for the six month period then ended and the year ended December 31, 1995, give effect to the acquisition by CARAUSTAR INDUSTRIES, INC. (the "Company" or "Caraustar") of an 80% interest in a newly formed partnership (the "CPI Partnership") with TENNECO PACKAGING INC. ("TPI"), completed July 15, 1996. The adjustments related to the unaudited pro forma condensed consolidated balance sheet assume that the transaction was consummated on June 30, 1996, while the adjustments to the unaudited pro forma condensed consolidated statement of income assume, that the transaction was consummated on January 1, 1995.

Under the terms of the Partnership Agreement, the Company acquired an 80% interest in the CPI Partnership in exchange for approximately $114,500,000, in a transaction accounted for as a purchase (Item 2 of the previously filed Form 8-K). Accordingly, pro forma adjustments include such adjustments as are necessary to allocate the purchase price based on the estimated fair market value of the assets acquired and the liabilities assumed. The allocation of the purchase price for this acquisition is subject to revision when additional information concerning asset and liability valuations is obtained. Any purchase price allocation adjustments will be made within one year from the acquisition date and are not expected to be material to the pro forma financial statements taken as a whole. For purposes of presenting pro forma results, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had such transactions been consummated on the assumed effective date of the transactions. The pro forma expenses include the recurring costs which are directly attributable to these transactions, such as interest expense, depreciation expense and amortization of the excess of cost over net assets acquired.

The pro forma financial information is not necessarily indicative of the results of operations or the financial position which would have been attained had the acquisition been consummated on the dates indicated or which may be attained in the future. The pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company and Paperboard Mill Group, a division of Tenneco Packaging, Inc. ("CPI").

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS)

                                                                            AS OF JUNE 30, 1996
                                                       ------------------------------------------------------------
                                                                   ACTUAL
                                                       ----------------------------     PRO FORMA       PRO FORMA
                                                        CARAUSTAR         CPI (1)      ADJUSTMENTS     CONSOLIDATED
                                                       ------------------------------------------------------------
                                                       (Unaudited)      (Unaudited)                     (Unaudited)
ASSETS:
       Cash and cash equivalents                        $   6,431         $     20     $  (5,992)(2)     $     439
                                                                                             (20)(2)
       Receivables, net                                    55,639            8,223                          63,862
       Inventories                                         44,987            8,530         1,530 (2)        52,047
                                                                                          (3,000)(2)
       Other current assets                                 2,282            1,782                           4,064
                                                        ---------         --------     ---------         ---------
   Total current assets                                   109,339           18,555        (7,482)          120,412
   Property, plant and equipment, net                     187,300           47,520        22,256 (2)       257,076
   Goodwill                                                30,947                0        45,801 (2)        76,748
   Other assets                                            10,279            5,564        (5,564)(2)        10,279

                                                        ---------         --------     ---------         ---------
                                                        $ 337,865         $ 71,639     $  55,011         $ 464,515
                                                        =========         ========     =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
       Current maturities of long-term debt             $      19         $            $                 $      19
       Accounts payable                                    26,998            4,934        (1,431)(2)        30,501
       Accrued liabilities                                 26,557            3,475        (2,312)(2)        27,720
       Other current liabilities                            8,913                0                           8,913
                                                        ---------         --------     ---------         ---------
   Total current liabilities                               62,487            8,409        (3,743)           67,153
   Revolving credit loan                                   17,000                        110,000 (2)       127,000
   Long-term debt, less current maturities                 83,341                                           83,341


   Deferred income taxes                                   22,045                                           22,045
   Other liabilities                                       10,019            4,670        (4,670)(2)        10,019
   Minority interests                                         103                         11,984 (2)        12,087
   Shareholders' equity                                   142,870                                          142,870
   Interdivision account                                                    58,560       (58,560)(2)
                                                        ---------         --------     ---------         ---------
                                                        $ 337,865         $ 71,639     $  55,011         $ 464,515
                                                        =========         ========     =========         =========

The accompanying notes are an integral part of this pro forma condensed consolidated balance sheet.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               FOR THE YEAR ENDED
                                                                                DECEMBER 31, 1995
                                                     --------------------------------------------------------------------
                                                                                       PRO FORMA              PRO FORMA
                                                      CARAUSTAR          CPI (1)      ADJUSTMENTS            CONSOLIDATED
                                                     --------------------------------------------------------------------
                                                                                                              (Unaudited)
NET SALES                                             $ 544,628         $ 165,212     $ (40,684)(9)            $ 669,156

                                                                                           (290)(3)
                                                                                            (88)(4)
COST OF SALES                                           401,570           146,395       (40,684)(9)              506,903
                                                      ---------         ---------     ---------                ---------
Gross profit                                            143,058            18,817           378                  162,253


SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                                  67,361             7,142         1,145 (5)               75,648
                                                      ---------         ---------     ---------                ---------

Operating income                                         75,697            11,675          (767)                  86,605

OTHER EXPENSE                                              (463)              (60)                                  (523)
INTEREST INCOME                                             821                 0                                    821
INTEREST EXPENSE                                         (6,955)                         (6,600)(6)              (13,555)
                                                      ---------         ---------     ---------                ---------

Income before minority
interest and taxes                                       69,100            11,615        (7,367)                  73,348

MINORITY INTERESTS                                          153                 0        (2,170)(7)               (2,017)
                                                      ---------         ---------     ---------                ---------
                                                         69,253            11,615        (9,537)                  71,331

PROVISION FOR INCOME TAXES                               26,265                 0           802 (8)               27,067
                                                      ---------         ---------     ---------                ---------

NET INCOME                                            $  42,988         $  11,615     $ (10,339)               $  44,264
                                                      =========         =========     =========                =========

INCOME PER COMMON SHARE                               $    1.66                                                $    1.70
                                                      =========                                                =========

FULLY DILUTED WEIGHTED
AVERAGE SHARES OUTSTANDING                               25,963                                                   25,963
                                                      =========                                                =========


                  The accompanying notes are an integral part of this pro forma condensed consolidated statement.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         FOR THE SIX MONTHS ENDED
                                                                               JUNE 30, 1996
                                                     -----------------------------------------------------------------
                                                                                       PRO FORMA           PRO FORMA
                                                      CARAUSTAR          CPI (1)      ADJUSTMENTS         CONSOLIDATED
                                                     -----------------------------------------------------------------
                                                     (Unaudited)       (Unaudited)                         (Unaudited)
NET SALES                                             $ 284,919         $ 59,862      $ (9,437)(9)          $ 335,344

COST OF SALES                                           197,813           51,143        (9,437)(9)            239,910
                                                                                           391 (4)
                                                      ---------         --------      --------              ---------
Gross profit                                             87,106            8,719          (391)                95,434


SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                                  38,178            2,446           573 (5)             41,197
                                                      ---------         --------      --------              ---------

OPERATING INCOME                                         48,928            6,273          (964)                54,237

OTHER INCOME                                              2,337                                                 2,337
INTEREST INCOME                                             298                                                   298
INTEREST EXPENSE                                         (4,220)                        (3,300)(6)             (7,520)
                                                      ---------         --------      --------              ---------

Income before minority
interest and taxes                                       47,343            6,273        (4,264)                49,352

MINORITY INTERESTS                                           (5)               0        (1,062)(7)             (1,067)
                                                      ---------         --------      --------              ---------
                                                         47,338            6,273        (5,326)                48,285

PROVISION FOR INCOME TAXES                               18,460                            366 (8)             18,826
                                                      ---------         --------      --------              ---------

NET INCOME                                            $  28,878         $  6,273      $ (5,692)             $  29,459
                                                      =========         ========      ========              =========

INCOME PER COMMON SHARE                               $    1.14                                             $    1.16
                                                      =========                                             =========

FULLY DILUTED WEIGHTED
AVERAGE SHARES OUTSTANDING                               25,437                                                25,437
                                                      =========                                             =========



The accompanying notes are an integral part of this pro forma condensed consolidated statement.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Represents the actual balance sheet as of June 30, 1996 and the results of operations of the acquired business ("CPI") for the year ended December 31, 1995 and the six months ended June 30, 1996.

(2) The following adjustments are necessary to adjust the June 30, 1996 assets and liabilities to their fair market values and to eliminate assets not acquired and liabilities not assumed (in thousands):


                 Cash of the Company used in financing the transaction        $ (5,992)
                 Cash of TPI not received in acquisition                           (20)
                 Elimination of reserve to state inventories using the
                          last-in, first-out ("LIFO") valuation method           1,530
                 Elimination of supplies inventory, expensed under
                          the Company's capitalization policy                   (3,000)
                 Write-up of property, plant and equipment to fair              22,256
                          market value
                 Recognition of goodwill                                        45,801
                 Elimination of prepaid pension asset not acquired              (5,564)
                 Elimination of accounts payable not assumed                     1,431
                 Elimination of other accrued liabilities not assumed            2,312
                 Draw on revolving credit facility used in
                          financing the transaction                           (110,000)
                 Elimination of long-term liabilities not assumed                4,670
                 Recognition of  minority interest in CPI Partnership          (11,984)
                 Elimination of equity in business acquired                     58,560


(3) Represents the decrease in the cost of goods sold as a result of the valuation of inventory by the Company using first-in, first-out ("FIFO") as opposed to LIFO, used by CPI prior to the acquisition.

(4) Represents the change in depreciation expense associated with the write up over book value of the acquired property, plant and equipment based on the appraised value of each. The depreciation expense is calculated based on a 40 year life for buildings and operating plant facilities, a 3 year life for vehicles, a 5 year life for furniture and fixtures, and a 10 year life for machinery and equipment which is consistent with the policies followed by the Company.


(5) Represents amortization of the goodwill which will be amortized over 40 years. These amounts represent the amortization of goodwill as if the transaction had been completed on January 1, 1995.

(6) Represents additional interest expense associated with the $110 million of borrowings under the Company's revolving credit facility to finance the acquisition. Interest due under the Company's revolving credit facility is payable monthly at LIBOR plus .25% (5.8125% as of June 30, 1996). The accompanying pro forma statements of income assume a consistent interest rate of 6.00% for all periods presented.

(7) Represents TPI's interest of 20% in the pro forma income (excluding interest expense) of the CPI Partnership.

(8) Represents the effect of income taxes on the Company's share of the pro forma income of the CPI Partnership based on the Company's effective income tax rate of 38.6%.

(9) Represents the elimination of brokered paper sales and related costs of CPI which are accounted for by the Company on a net basis.

                              INDEX TO EXHIBITS




Exhibit 23.1    Consent of Arthur Andersen LLP